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                                                      Exhibit 99


           AIRGAS HIRES GLENN FISCHER, FORMER BOC EXECUTIVE, AS
                   PRESIDENT AND CHIEF OPERATING OFFICER


RADNOR, Pennsylvania - September 19, 2000 - Airgas, Inc. (NYSE: ARG) today announced that Glenn Fischer, formerly president of BOC Gases - North America, will be joining the Company effective October 9, 2000. Mr. Fischer will be named president and chief operating officer effective November 1, 2000, succeeding William A. Rice, Jr. who has announced his retirement plans.

     "We are extremely fortunate to have an executive of Glenn's caliber join Airgas," commented Peter McCausland, chairman and chief executive officer. "Glenn has a proven track record leading a business the size of Airgas and he is well respected in the industry. I personally have known Glenn for many years and I am confident that he will make a significant contribution to Airgas' future success through his strategic insight, leadership and operating skills."

     Mr. Fischer stated, "I am very excited to be joining the Airgas organization. Peter and his team have built the largest and strongest distribution network in the U.S. This will serve as an excellent platform for future growth and development of the business. I am looking forward to leveraging my 25 years of experience, 19 of which have been in the industry, with the strong skills and capabilities that exist within the Company to drive continued success and market leadership."

     Mr. Fischer worked for the BOC Group, a global industrial gas producer and distributor, for the past 19 years in various commercial, business development and financial positions. Most recently he served as president of North America operations and was a member of the BOC Group Executive Management Board. He received an MBA in finance and an undergraduate degree in business management from Long Island University. Mr. Fischer has been a member of the board of directors of the Compressed Gas Association and the National Petrochemical and Refiners Association.

     Mr. Rice, president and chief operating officer since January 1999, will remain with Airgas on a full-time basis until March 31, 2001 to assist with the smooth transition of his current responsibilities. In addition, Mr. Rice will continue in an important leadership role focusing on the ongoing build-out of the national hardgoods distribution infrastructure and will serve on the Airgas executive management committee. He has agreed to remain with the Company on a part-time basis until March 31, 2002, or longer if necessary.

     Mr. McCausland added, "We sincerely thank Bill for his many contributions during his tenure as president and COO. Under his operating leadership, we were able to move through our repositioning and regain our sales momentum. We are fortunate that Bill has agreed to remain with Airgas, which will help provide for a seamless transition and continued leadership for certain important initiatives."

     Airgas is the largest distributor of industrial, medical and specialty gases and related equipment and one of the largest distributors of safety products in the United States. Airgas' integrated distributor network consists of approximately 700 locations, including branches, packaged gas fill plants, distribution centers and telemarketing operations. Airgas can be visited on the Internet at www.airgas.com.

Contact: Chris Close (610) 902-6257 or chris.close@airgas.com.